EXHIBIT 4

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXERCISED UNLESS (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. HOLDERS MUST RELY ON THEIR OWN ANALYSIS OF THE INVESTMENT AND ASSESSMENT OF THE RISKS INVOLVED.

Warrant to Purchase
200,000 shares	Warrant Number BMF-1

Warrant to Purchase Common Stock

of

AVICENA GROUP, INC.

THIS CERTIFIES that BRIDGEPOINTE MASTER FUND LTD., a Cayman Islands Exempted Company or any subsequent holder hereof (“Holder”) has the right to purchase from AVICENA GROUP, INC., a Delaware corporation, (the “Company”), Two Hundred Thousand (200,000) fully paid and nonassessable shares, of the Company’s common stock, $0.001 par value per share (“Common Stock”), subject to adjustment as provided herein, at a price equal to the Exercise Price as defined in Section 3 below, at any time during the Term (as defined below).

Holder agrees with the Company that this Warrant to Purchase Common Stock of the Company (this “Warrant” or this “Agreement”) is issued and all rights hereunder shall be held subject to all of the conditions, limitations and provisions set forth herein.

1. Date of Issuance and Term.

This Warrant shall be deemed to be issued on April 2, 2007 (“Date of Issuance”). The term of this Warrant begins on the Date of Issuance and ends at 5:00 p.m., New York City time, on the date that is five (5) years after the Date of Issuance (the “Term”). This Warrant was issued in conjunction with the issuance of Series B Preferred Stock of the Company (the “Preferred Stock”) to the Holder pursuant to the terms of the Certificate of Designation of Rights and Preferences of the Series B Preferred Stock of Avicena Group, Inc. (the “Certificate of Designation”), the Securities Purchase Agreement (“Securities

Purchase Agreement”) and the Registration Rights Agreement (“Registration Rights Agreement”) by and between the Company and Holder entered into in conjunction herewith.

Notwithstanding anything to the contrary herein, the applicable portion of this Warrant shall not be exercisable during any time that, and only to the extent that, the number of shares of Common Stock to be issued to Holder upon such Exercise (as defined in Section 2(a)), when added to the number of shares of Common Stock, if any, that the Holder otherwise beneficially owns (outside of this Warrant, and not including any other warrants or securities of Holder’s having a provision substantially similar to this paragraph) at the time of such Exercise, would exceed 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon Exercise of this Warrant held by the Holder, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation shall be conclusively satisfied if the applicable Exercise Notice includes a signed representation by the Holder that the issuance of the shares in such Exercise Notice will not violate the Limitation, and the Company shall not be entitled to require additional documentation of such satisfaction.

Notwithstanding the above, in the event that the Company receives any purchase, tender or exchange offer or any offer to enter into a merger with another entity whereby the Company shall not be the surviving entity (an “Offer”), then the Maximum Percentage shall be increased (but not decreased) to 9.99%, and “4.99%” shall be automatically revised immediately after such offer to read “9.99%” each place it occurs in this Section 1. The Beneficial Ownership Limitation provisions of this Section 1 may be waived by such Holder, at the election of such Holder, upon not less than 61 days’ prior notice to the Company, to change the Beneficial Ownership Limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon Exercise of this Warrant held by the Holder and the Beneficial Ownership Limitation shall continue to apply. Upon such a change by a Holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the Beneficial Ownership Limitation may not be further waived by such Holder. The limitations on Exercise set forth in this subsection are referred to as the “Beneficial Ownership Limitations.” The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

Notwithstanding the above, Holder shall retain the option to either Exercise or not Exercise its option(s) to acquire Common Stock pursuant to the terms hereof after an Offer, and, in the event of a cash Exercise following a tender offer, the Exercise Price per share that would otherwise be due shall instead be offset against the tender price per share to be received by the Holder, provided, however, that in the event a tender offer is not completed, Holder, at its option may either (i) complete any Exercise that was initiated after the Offer by promptly paying to the Company the Exercise Price that would have been due at the time the Warrant was Exercised, or (ii) cancel such Exercise by providing written notice to the Company, in which case such Exercise shall be deemed void ad initio.

Maximum Exercise of Rights. In the event the Holder notifies the Company that the Exercise of the rights described herein or the issuance of Interim Warrant Shares (as defined in Section 5(h) hereof), Payment Shares (as defined in the Securities Purchase Agreement) or other shares of Common Stock issuable to the Holder under the terms of the Transaction Documents (collectively, “ISSUABLE SHARES”) would result in the issuance of an amount of Common Stock of the Company that would exceed the maximum amount that may be issued to a Holder calculated in the manner described above, then the issuance of such additional shares of Common Stock of the Company to such Holder will be deferred in whole or in part until such time as such Holder is able to beneficially own such Common Stock without exceeding the maximum amount calculated in the manner described herein. The determination of when such Common Stock may be issued shall be made by each Holder as to only such Holder.

2. Exercise.

(a) Manner of Exercise. During the Term, this Warrant may be Exercised as to all or any lesser number of full shares of Common Stock covered hereby (the “Warrant Shares” or the “Shares”) upon surrender of this Warrant, with the Exercise Form attached hereto as Exhibit A (the “Exercise Form”) duly completed and executed, together with the full Exercise Price (as defined below, which may be satisfied by either a Cash Exercise or a Cashless Exercise, as each is defined below) for each share of Common Stock as to which this Warrant is Exercised, at the office of the Company, Avicena Group, Inc., 228 Hamilton Avenue; 3rd floor; Palo Alto, CA 94301; Phone: 415-397-2880, Fax: 415-397-2898, or at such other office or agency as the Company may designate in writing, by overnight mail, with an advance copy of the Exercise Form sent to the Company and its transfer agent (“Transfer Agent”) by facsimile (such surrender and payment of the Exercise Price hereinafter called the “Exercise” of this Warrant).

(b) Date of Exercise. The “Date of Exercise” of the Warrant shall be defined as the date that the Exercise Form attached hereto as Exhibit A, completed and executed, is sent by facsimile to the Company, provided that the original Warrant and Exercise Form are received by the Company and the Exercise Price is satisfied, each as soon as practicable thereafter. Alternatively, the Date of Exercise shall be defined as the date the original Exercise Form is received by the Company, if Holder has not sent advance notice by facsimile. Upon delivery of the Exercise Form to the Company by facsimile or otherwise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares as the case may be.

(c) Delivery of Common Stock Upon Exercise. Within three (3) business days after any Date of Exercise (the “DELIVERY PERIOD”), the Company shall issue and deliver (or cause its Transfer Agent so to issue and deliver) in accordance with the terms hereof to or upon the order of the Holder that number of shares of Common Stock (“Exercise Shares”) for the portion of this Warrant converted as shall be determined in accordance herewith. Upon the Exercise of this Warrant or any part thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering, an opinion of counsel to assure that the Company’s transfer agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations to be specified at Exercise representing the number of shares of Common Stock issuable upon such Exercise. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company’s Common Stock and that, unless waived by the Holder, the Exercise Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Exercise Shares if the Unrestricted Conditions (as defined below) are met.

(d) Delivery Failure. In addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Exercise Shares by the end of the Delivery Period (a “Delivery Failure”), the Holder will be entitled to revoke all or part of the relevant Notice of Exercise by delivery of a notice to such effect to the Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company.

(e) Legends.

(i) Restrictive Legend. The Holder understands that the Warrant and, until such time as Exercise Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement or otherwise may be sold pursuant to Rule 144 or Rule 144(k) under the 1933 Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exercise Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope reasonably satisfactory to counsel to the Company, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act.”

(ii) Removal of Restrictive Legends. Certificates evidencing the Exercise Shares shall not contain any legend restricting the transfer thereof (including the legend set forth above in subsection 2(e)(i)): (A) while a registration statement (including the Registration Statement, as defined in the Registration Rights Agreement) covering the resale of such security is effective under the Securities Act, or (B) following any sale of such Exercise Shares pursuant to Rule 144, or (C) if such Exercise Shares are eligible for sale under Rule 144(k), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the Effective Date if required by the Company’s transfer agent to effect the issuance of Exercise Shares without a restrictive legend or removal of the legend hereunder. If the Unrestricted Conditions are met at the time of issuance of Exercise Shares, then such Exercise Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 2(e), it will, no later than three (3) Trading Days following the delivery (the “Unlegended Shares Delivery Deadline”) by the Holder to the Company or the Company’s transfer agent of a certificate representing Exercise Shares, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends. For purposes hereof, “EFFECTIVE DATE” shall mean the date that the Registration Statement that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the Securities and Exchange Commission (the “Commission”).

(iii) Sale of Unlegended Shares. Holder agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 2(e)(i) above is predicated upon the Company’s reliance that the Holder will sell any Exercise Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(f) Cancellation of Warrant. This Warrant shall be canceled upon the full Exercise of this Warrant, and, as soon as practical after the Date of Exercise, Holder shall be entitled to receive Common Stock for the number of shares purchased upon such Exercise of this Warrant, and if this Warrant is not Exercised in full, Holder shall be entitled to receive a new Warrant (containing terms identical to this Warrant) representing any unexercised portion of this Warrant in addition to such Common Stock.

(g) Holder of Record. Each person in whose name any Warrant for shares of Common Stock is issued shall, for all purposes, be deemed to be the Holder of record of such shares on the Date of Exercise of this Warrant, irrespective of the date of delivery of the Common Stock purchased upon the Exercise of this Warrant. Nothing in this Warrant shall be construed as conferring upon Holder any rights as a stockholder of the Company.

(h) Delivery of Electronic Shares. In lieu of delivering physical certificates representing the Common Stock issuable upon Exercise or legend removal, provided the Company’s Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon written request of the Holder, the Company shall use its best efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon Exercise to the Holder by crediting the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. The time periods for delivery and penalties described herein shall apply to the electronic transmittals described herein.

(i) Buy-In. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Exercise Shares pursuant to an Exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Exercise Shares which the Holder anticipated receiving upon such Exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Exercise Shares that the Company was required to deliver to the Holder in connection with the Exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such Exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its Exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon Exercise of the Warrant as required pursuant to the terms hereof.

3. Payment of Warrant Exercise Price.

(a) Exercise Price. The Exercise Price (“Exercise Price”) shall initially equal $7.00 per share (the “Initial Exercise Price”), subject to adjustment pursuant to the terms hereof, including but not limited to Section 5 below.

Payment of the Exercise Price may be made by either of the following, or a combination thereof, at the election of Holder:

(i) Cash Exercise: The Holder may exercise this Warrant in cash, bank or cashiers check or wire transfer (a “Cash Exercise”); or

(ii) Cashless Exercise: The Holder, at its option, may exercise this Warrant in a cashless exercise transaction. In order to effect a Cashless Exercise, the Holder shall surrender of this Warrant at the principal office of the Company together with notice of cashless election, in which event the Company shall issue Holder a number of shares of Common Stock computed using the following formula (a “Cashless Exercise”):

X = Y (A-B)/A

where: X = the number of shares of Common Stock to be issued to Holder.

Y = the number of shares of Common Stock for which this Warrant is being Exercised.

A = the Market Price of one (1) share of Common Stock (for purposes of this Section 3(ii), where “MARKET PRICE,” as of any date, means the Volume Weighted Average Price (as defined herein) of the Company’s Common Stock during the ten (10) consecutive trading day period immediately preceding the date in question.

B = the Exercise Price.

As used herein, the “VOLUME WEIGHTED AVERAGE PRICE” for any security as of any date means the volume weighted average sale price on the Over the Counter Electronic Bulletin Board (the “OTC-BB”) as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Company (“BLOOMBERG”) or, if the OTC-BB is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the volume weighted average price shall be the fair market value as mutually determined by the Company and the holders of a majority in interest of the Warrants being Exercised for which the calculation of the volume weighted average price is required in order to determine the Exercise Price of such Warrants. “TRADING DAY” shall mean any day on which the Common Sock is traded for any period on the OTC-BB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

For purposes of Rule 144 and sub-section (d)(3)(ii) thereof, it is intended, understood and acknowledged that the Common Stock issuable upon Exercise of this Warrant in a cashless Exercise transaction shall be deemed to have been acquired at the time this Warrant was issued. Moreover, it is intended, understood and acknowledged that the holding period for the Common Stock issuable upon Exercise of this Warrant in a cashless Exercise transaction shall be deemed to have commenced on the date this Warrant was issued.

(b) Dispute Resolution. In the case of a dispute as to the determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock or the arithmetic calculation of the Exercise Price, Market Price or any Redemption Price, or

determination of whether Milestone Goals have been met, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt, or deemed receipt, of the Exercise Notice or Redemption Notice, Milestone Date, or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (i) the disputed determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock to an independent, reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld or (ii) the disputed arithmetic calculation of the Exercise Price, Market Price or any Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

4. Transfer and Registration.

(a) Transfer Rights. Subject to the provisions of Section 8 of this Warrant, this Warrant may be transferred on the books of the Company, in whole or in part, in person or by attorney, upon surrender of this Warrant properly completed and endorsed. This Warrant shall be canceled upon such surrender and, as soon as practicable thereafter, the person to whom such transfer is made shall be entitled to receive a new Warrant or Warrants as to the portion of this Warrant transferred, and Holder shall be entitled to receive a new Warrant as to the portion hereof retained.

(b) Registrable Securities. The Common Stock issuable upon the Exercise of this Warrant has registration rights pursuant to that certain Registration Rights Agreement between the Company and the Holder dated even herewith.

5. Anti-Dilution Adjustments; Additional Adjustments; Purchase Rights.

(a) Participation. The Holder, as the holder of this Warrant, shall be entitled to receive such dividends paid and distributions of any kind made to the holders of Common Stock of the Company to the same extent as if the Holder had Exercised this Warrant into Common Stock (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(b) Recapitalization or Reclassification. If the Company shall at any time effect a recapitalization, reclassification or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof, the number of shares of Common Stock which Holder shall be entitled to purchase upon Exercise of this Warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such recapitalization, reclassification or similar transaction, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionally decreased and, in the case of decrease in the number of shares, proportionally increased. The Company shall give Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 5(b).

(c) Rights Upon Major Transaction.

(i) Major Transaction. In the event that a Major Transaction (as defined below) occurs, the Holder, at its option, may require the Company to redeem the Holder’s outstanding Warrants in accordance with Section 5(c)(iii) below. Otherwise, a Major Transaction shall be treated as an Assumption (as defined below) in accordance with Section 5(c)(ii) below. Each of the following events shall constitute a “MAJOR TRANSACTION”:

(A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Common Stock immediately preceding such consolidation, merger, combination or event either (a) no longer hold a majority of the shares of Common Stock or (b) no longer have the ability to elect the board of directors of the Company or (2) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity (collectively, a “CHANGE OF CONTROL TRANSACTION”);

(B) the sale or transfer of all or substantially all of the Company’s assets (an “ASSET SALE”);

(C) a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following such purchase, tender or exchange offer a Change of Control Transaction shall have occurred; or

(D) an issuance or series of issuances by the Company after the date of this Warrant, without the Approval of the Required Holders, of an aggregate number of shares of Common Stock in excess of 25% of the Company’s outstanding Common Stock as of the date hereof (regardless of whether or not such issuances are defined as “Lock-Up Exceptions” under the Securities Purchase Agreement)(collectively, a “25% AGGREGATE ISSUANCE”).

(ii) Assumption. The Company shall not enter into or be party to a Major Transaction unless (i) any Person purchasing the Company’s assets or Common Stock, or any successor entity resulting from such Major Transaction (in each case, an “SUCCESSOR ENTITY”), assumes in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this

Section 5(c)(ii) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Major Transaction, including agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrants, including, without limitation, representing the appropriate number of shares of the Successor Entity, having similar exercise rights as the Warrants (including but not limited to a similar Exercise Price and similar Exercise Price adjustment provisions), and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Major Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Major Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Major Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise or redemption of this Warrant at any time after the consummation of the Major Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrants prior to such Major Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Warrant. The provisions of this Section shall apply similarly and equally to successive Major Transactions and shall be applied without regard to any limitations on the exercise of this Warrant.

(iii) Notice; Major Transaction Redemption Right. At least thirty (30) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “MAJOR TRANSACTION NOTICE”). At any time during the period beginning after the Holder’s receipt of a Major Transaction Notice and ending five (5) Trading Days prior to the consummation of such Major Transaction, the Holder may require the Company to redeem (a “REDEMPTION UPON MAJOR TRANSACTION”) all or any portion of this Warrant by delivering written notice thereof (“MAJOR TRANSACTION REDEMPTION NOTICE”) to the Company, which Major Transaction Redemption Notice shall indicate the portion of the principal amount (the “REDEMPTION PRINCIPAL AMOUNT”) of the Warrant that the Holder is electing to have redeemed. The portion of this Warrant subject to redemption pursuant to this Section 5(c)(iii) shall be redeemed by the Company in cash at a price equal to the greater of (i) the Black Scholes value of the remaining outstanding portion of the Warrant on the date the Major Transaction is consummated calculated using the Black Scholes Option Pricing Model and (2) the Black-Scholes value of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that the Major Transaction Warrant Redemption Price (as defined below) is paid to the Holder (the greater of which is referred to as the “MAJOR TRANSACTION WARRANT REDEMPTION PRICE”).

(iv) Escrow; Payment of Major Transaction Redemption Price. Following the receipt of a Major Transaction Redemption Notice from the Holder, the Company shall not effect a Major Transaction unless it shall first place into an escrow account with an independent escrow agent, at least three (3) Business Days prior to the closing date of the Major Transaction (the “MAJOR TRANSACTION ESCROW DEADLINE”), an amount equal to the Major Transaction Warrant Redemption Price. Concurrently upon closing of any Major Transaction, the Company shall pay or shall instruct the escrow agent to pay the Mandatory Redemption Price to the Holder, which payment shall constitute a Redemption Upon Major Transaction of the Preferred Stock.

(v) Injunction. Following the receipt of a Major Transaction Redemption Notice from the Holder, in the event that the Company attempts to consummate a Major Transaction without placing the Major Transaction Warrant Redemption Price in escrow in accordance with subsection (iv) above or without payment of the Major Transaction Warrant Redemption Price to the Holder upon consummation of such Major Transaction, the Buyer shall have the right to apply for an injunction in any state or federal courts sitting in the City of New York, borough of Manhattan to prevent the closing of such Major Transaction until the Major Transaction Redemption Price is paid to the Holder, in full.

Redemptions required by this Section 5(c) shall be made in accordance with the provisions of Section 12 and shall have priority to payments to shareholders in connection with a Major Transaction. To the extent redemptions required by this Section 5(c)(iii) are deemed or determined by a court of competent jurisdiction to be prepayments of the Warrant by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, until the Major Transaction Redemption Price is paid in full, this Warrant may be exercised, in whole or in part, by the Holder into shares of Common Stock, or in the event the Exercise Date is after the consummation of the Major Transaction, shares of publicly traded common stock (or their equivalent) of the Successor Entity pursuant to Section 5(c). The parties hereto agree that in the event of the Company’s redemption of any portion of the Warrant under this Section 5(c), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(c) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

For purposes hereof:

“ELIGIBLE MARKET” means the over the counter Bulletin Board (“OTC-BB”), the New York Stock Exchange, Inc., the NYSE Arca, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the American Stock Exchange.

“PARENT ENTITY” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

“PERSON” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(d) Exercise Price Adjusted. As used in this Warrant, the term “Exercise Price” shall mean the purchase price per share specified in Section 3 of this Warrant, until the occurrence of an event stated in this Section 5 or otherwise set forth in this Warrant, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of said subsection. No such adjustment under this Section 5 shall be made unless such adjustment would change the Exercise Price at the time by $.01 or more; provided, however, that all adjustments not so made shall be deferred and made when the aggregate thereof would change the Exercise Price at the time by $.01 or more. No adjustment made pursuant to any provision of this Section 5 shall have the net effect of increasing the Exercise Price in relation to the split adjusted and distribution adjusted price of the Common Stock.

(e) Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 5 or otherwise, Holder shall, upon Exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 5.

(f) Adjustment of Exercise Price upon Issuance of Common Stock, Options, Convertible Securities, Etc. (MFN). If at any time after the Date of Issuance for so long as any Warrants are outstanding, the Company issues or sells, or in accordance with this Section 5(f) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in respect of an Exempt Issuance (as defined in the Securities Purchase Agreement), for a consideration per share (the “NEW ISSUANCE PRICE”) less than a price (the “APPLICABLE PRICE”) equal to the Exercise Price in effect immediately prior to such issue or sale (the foregoing a “DILUTIVE ISSUANCE”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to the New Issuance Price. It is expressly agreed and understood that Exempt Issuances are exempt from adjustments pursuant to this Section (f), but that Lock-Up Exceptions (as defined in the Securities Purchase Agreement) shall not be exempt from adjustments pursuant to this Section 5(f).

For purposes of determining the adjusted Exercise Price under this Section 5(f), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon Exercise or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable

Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 5(f)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon Exercise or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon Exercise or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No adjustment shall be made hereunder if such adjustment would result in an increase of the Exercise Price then in effect.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such Exercise or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 5(f)(ii), the “lowest price per share for which one share of Common Stock is issuable upon such Exercise or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the Exercise or exchange or exercise of such Convertible Security. No adjustment shall be made hereunder if such adjustment would result in an increase of the Exercise Price then in effect.

(iii) Change in Option Price or Rate of Exercise. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, Exercise, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed Exercise rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section5(f)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, Exercise or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made hereunder if such adjustment would result in an increase of the Exercise Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Warrant Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “VALUATION EVENT”), the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Warrant Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) Other Events. If any event occurs of the type contemplated by the provisions of this Section 5(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Exercise Price as otherwise determined pursuant to this Section 5(f).

For purposes hereof:

“CONVERTIBLE SECURITIES” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

“OPTIONS” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“REQUIRED WARRANT HOLDERS” shall mean Holders holding at least 75% of the then outstanding Warrants (determined by number of underlying unexercised shares).

(g) Subsequent Rights Offerings. If the Company, at anytime prior to the date that all of the Warrants have been Exercised, redeemed or otherwise satisfied in accordance with their terms, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share (the “BASE RIGHTS OFFERING PRICE”) that is lower than the VWAP on the record date referenced below, then the Exercise Price then in effect shall be reduced to the Base Rights Offering Price. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. No adjustment shall be made hereunder if such adjustment would result in an increase of the Exercise Price then in effect.

(h) Milestone Adjustments to Exercise Price. The Company has provided to the Holder a list of milestone events that are evidenced on SCHEDULE 5(H) attached hereto (the “Milestone Goals”). If the Company shall have failed (each a “Milestone Failure”) to meet or exceed such Milestone Goals for the one (1) year period (the “Milestone Period”) ending on June 30, 2008 (the “Milestone Date”), (as reported in the Company’s Form 10-Q or Form 10-QSB for the fiscal quarter ending June 30, 2008, then the Exercise Price shall be reduced (but not increased) (each, a “Milestone Adjustment”) to equal the lesser of (a) the Exercise Price then in effect or (b) the lower of the Market Price as determined on the Milestone Date or the Market Price as determined on the date (each, a “Milestone Adjustment Date”) that is five (5) Trading Days after the date that Company files its Form 10-Q or Form 10-QSB for the fiscal quarter ending June 30, 2008 with the Commission (the “Milestone Adjustment Price”).

Such adjustment shall be effective as of the first day following the Milestone Date (i.e., if the Milestone Goals are not met for the Milestone Period ending June 30, 2008, the reduction is effective immediately on July 1, 2008). As to any Exercises by the Holder that occurred following the end of a Milestone Period but prior to the date the Company’s periodic report was filed (“Interim Period”), the Company shall retroactively send the Holder additional Warrant Shares (“Interim Warrant Shares”) within 3 Trading Days of the date of the applicable filing if an adjustment is required hereunder (provided that to the extent any such shares would cause the Beneficial Ownership Limitation to be exceeded, such excess shares shall not be issued and delivered until such time as such shares may be so issued without exceeding the Beneficial Ownership Limitation). The number of additional Warrant Shares issued shall be equal to the number of Warrant Shares receivable from such Exercises based on the adjusted Exercise Price less any Warrant Shares previously received on account of such Exercises. Any subsequent restatements of the Company’s financials shall require similar retroactive issuances if the aforementioned events are subsequently deemed to have occurred. The Company shall provide written notice to the Holder no later than 1 Business Day following the Company’s filing of the applicable periodic report with the Commission, indicating therein the new Exercise Price and the Revenue for the applicable quarter. In the event that there is an adjustment to the

Exercise Price pursuant to any other provision under this Certificate of Designation during the Interim Period, the Exercise Price shall be the lower of (i) the Exercise Price as adjusted pursuant to the other provisions of this Certificate of Designation and (ii) the new Exercise Price as determined hereunder. Notwithstanding anything herein to the contrary, (i) the provision shall only have the effect of reducing the Exercise Price and (ii) each adjustment shall be permanent notwithstanding future Revenue or the achievement of any other milestones and cumulative with any other adjustments hereunder.

(i) Adjustments to Exercise Price During Major Announcements. Notwithstanding anything contained in the Certificate of Designation to the contrary, in the event the Company makes any public announcement (the date of such announcement is hereinafter referred to as the “Announcement Date”) anytime during the period beginning five (5) Business Days before any Milestone Adjustment Date and ending five (5) Business Days after such Milestone Adjustment Date (the “Protected Period”), then the “Milestone Adjustment Price” for such Milestone Adjustment shall equal the lesser of (X) the Milestone Adjustment Price as determined pursuant to Section 8(e)(ii) above, (Y) the Market Price as determined on the Trading Day immediately preceding the Announcement Date and (Z) the Market Price as determined on the date that is ten (10) Trading Days after the Announcement Date.

(j) Adjustment to Number of Shares. In the event of either a Milestone Adjustment or an MFN Adjustment, the number of Warrant Shares issuable upon Exercise of this Warrant shall be increased such that the aggregate Exercise Price payable in a full Cash Exercise hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price payable in a full Cash Exercise prior to such adjustment, and the number of Warrant Shares issuable in a Cashless Exercise shall be increased accordingly.

(k) Notice of Adjustments. Whenever the Exercise Price is adjusted pursuant to the terms of this Warrant, the Company shall promptly mail to the Holder a notice (an “Exercise Price Adjustment Notice”) setting forth the Exercise Price after such adjustment and setting forth a statement of the facts requiring such adjustment. The Company shall, upon the written request at any time of the Holder, furnish to such Holder a like Warrant setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Exercise of the Warrant. For purposes of clarification, whether or not the Corporation provides an Exercise Price Adjustment Notice pursuant to this Section 5(k), upon the occurrence of any event that leads to an adjustment of the Exercise Price, the Holders are entitled to receive a number of Exercise Shares based upon the new Exercise Price, as adjusted, for exercises occurring on or after the date of such adjustment, regardless of whether a Holder accurately refers to the adjusted Exercise Price in the Notice of Exercise.

(l) Purchase Rights. In addition to any other adjustments described herein, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase

Rights which the Holder could have acquired if the Holder had held the proportionate number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

6. Fractional Interests.

No fractional shares or scrip representing fractional shares shall be issuable upon the Exercise of this Warrant, but on Exercise of this Warrant, Holder may purchase only a whole number of shares of Common Stock. If, on Exercise of this Warrant, Holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Exercise shall be the next higher number of shares.

7. Reservation of Shares.

From and after the date hereof, the Company shall at all times reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor as herein above provided) as shall be sufficient for the Exercise of this Warrant and payment of the Exercise Price. If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of shares sufficient for the Exercise of this Warrant (a “Share Authorization Failure”)(based on the Exercise Price in effect from time to time), the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations under this Section 7, in the case of an insufficient number of authorized shares, and using its best efforts to obtain stockholder approval of an increase in such authorized number of shares. The Company covenants and agrees that upon the Exercise of this Warrant, all shares of Common Stock issuable upon such Exercise shall be duly and validly issued, fully paid, nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any person or entity.

8. Restrictions on Transfer.

(a) Registration or Exemption Required. This Warrant has been issued in a transaction exempt from the registration requirements of the Act by virtue of Regulation D and exempt from state registration under applicable state laws. The Warrant and the Common Stock issuable upon the Exercise of this Warrant may not be pledged, transferred, sold or assigned except pursuant to an effective registration statement or an exemption to the registration requirements of the Act and applicable state laws.

(b) Assignment. If Holder can provide the Company with reasonably satisfactory evidence that the conditions of (a) above regarding registration or exemption have been satisfied, Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant, in whole or in part. Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the person or persons to whom the Warrant shall be assigned and the respective number of warrants to be assigned to each assignee. The Company shall effect the assignment within ten (10) days, and shall deliver to the assignee(s) designated by Holder a Warrant or Warrants of like tenor and terms for the appropriate number of shares.

9. Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

10. Events of Failure.

(a) Definition.

The occurrence of each of the following shall be considered to be an “EVENT OF FAILURE.”

(i) A Registration Failure pursuant to Section 12(c) of the Certificate of Designation;

(ii) A Share Authorization Failure pursuant to Section 12(k) of the Certificate of Designation;

(iii) A Delivery Failure occurs, where a “Delivery Failure” shall be deemed to have occurred if the Company fails to deliver Exercise Shares to the Holder within any applicable Delivery Period.

(iv) A Legend Removal Failure occurs, where a “Legend Removal Failure” shall be deemed to have occurred if the Company fails to issue Exercise Shares without a restrictive legend, or fails to remove a restrictive legend, when and as required under Section 2(e) hereof.

(b) Failure Payments. The Company understands that any Event of Failure (as defined above) could result in economic loss to the Holder. In the event that any Event of Failure occurs, as compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder payments (“FAILURE PAYMENTS”) at a rate of 18% per annum (or the maximum rate permitted by applicable law, whichever is less) of the Black-Scholes value (as defined below) of the remaining unexercised portion of this Warrant on the date of such request (as recalculated on the first business day of each month thereafter for as long as Failure Payments shall continue to accrue), which shall accrue daily from the date of such Event of Failure until the Event of Failure is cured, accruing daily and compounded monthly. For purposes of clarification, it is agreed and understood that Failure Payments shall continue to accrue following any Event of Default until the applicable Default Amount is paid in full.

Notwithstanding the above, in the event that the Company (i) has, by the Filing Deadline (as defined the Registration Rights Agreement) filed a Registration Statement (as defined in the Registration Rights Agreement) covering the number of shares required by the Registration Rights Agreement, and (ii) has responded in writing to any comments to the Registration Statement that the Company has received from the SEC, within seven (7) Business Days of such receipt, and nevertheless the SEC has not declared effective a Registration Statement covering the full number of Warrant Shares issuable upon exercise of the Warrants by the Effectiveness Deadline (as defined in the Registration Rights Agreement) (items (i) and (ii) immediately above are collectively referred to herein as the “Good Faith Filing Requirements”) then, the Failure Payments attributable to such late Registration Effectiveness shall be reduced from 18% to 15% (calculated as set forth above). The Company shall pay any payments incurred under this Section in cash or cash equivalent upon demand or, if not demanded sooner, within five business (5) days of the end of each calendar month. Failure Payments are in addition to any Shares that the Holder is entitled to receive upon Exercise of this Warrant.

For purposes hereof, the “Black-Scholes” value of a Warrant shall be determined by use of the Black Scholes Option Pricing Model reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request and (B) an expected volatility equal to the greater of 60% and the 100 day volatility obtained from the HVT function on Bloomberg.

(c) Payment of Accrued Failure Payments. The accrued Failure Payments for each Event of Failure shall be paid in immediately available funds on or before the fifth (5th) day of each month following a month in which Failure Payments accrued. Nothing herein shall limit the Holder’s right to pursue actual damages (to the extent in excess of the Failure Payments) for the Company’s Event of Failure, and the Holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief). Notwithstanding the above, if a particular Event of Failure results in an Event of Default pursuant to Section 11 hereof, then the Failure Payment, for that Event of Failure only, shall be considered to have been satisfied upon payment to the Holder of an amount equal to the greater of (i) the Failure Payment, or (ii) the Default Amount, payable in accordance with Section 11.

(d) Maximum Interest Rate. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

11. Default and Redemption.

(a) Events Of Default. Each of the following events shall be considered to be an “EVENT OF DEFAULT,” unless waived by the Holder:

(i) Failure To Effect Registration. A Registration Failure (as defined in Section 12(c) of the Certificate of Designation) occurs and remains uncured for a period of more than ninety (90) days (or one hundred fifty (150) days in the case where the Good Faith Filing Requirements have been met and such Registration Failure relates solely to the Company’s failure to have the Registration Statement declared effective by the Effectiveness Deadline (as defined in the Registration Rights Agreement) ;

(ii) Failure To Authorize And Reserve Common Stock. A Share Authorization Failure (as defined in Section 12(k) of the Certificate of Designation) occurs and remains uncured for a period of more than sixty (60) days;

(iii) Failure To Deliver Common Stock. A Delivery Failure (as defined above) occurs and remains uncured for a period of more than twenty (20) days; or at any time, the Company announces or states in writing that it will not honor its obligations to issue shares of Common Stock to the Holder upon Exercise by the Holder of the Exercise rights of the Holder in accordance with the terms of this Warrant.

(iv) Legend Removal Failure. A Legend Removal Failure (as defined above) occurs and remains uncured for a period of twenty (20) days.

(v) Cross Default. An event of default (as defined in the applicable security) in any other debenture, Warrant or other security issued to the Holder or another holder pursuant to the Securities Purchase Agreement (a “Cross Default”) shall constitute an Event of Default hereunder.

(vi) Corporate Existence; Major Transaction. The Company has effected a Major Transaction without paying the Major Transaction Warrant Redemption Price to the Holder pursuant to Section 5(c)(iii) or, if the Holder did not elect a Redemption Upon Major Transaction, the Company has failed to meet the Assumption Requirements of Section 5(c)(iii) prior to effecting a Major Transaction.

(b) Mandatory Redemption.

(i) Mandatory Redemption Amount. If any Events of Default shall occur then, unless waived by the Holder, upon the occurrence and during the continuation of any Event of Default, at the option of the Holder, such option exercisable through the delivery of written notice to the Company by such Holder (the “DEFAULT NOTICE”), the outstanding amount of this Warrant shall be immediately redeemed by the Company and the Company shall pay to the Holder (a “MANDATORY REDEMPTION”), in full satisfaction of its obligations hereunder, an amount (the “MANDATORY REDEMPTION AMOUNT” or the “DEFAULT AMOUNT”) equal to the greater of (i) the Black-Scholes value of the remaining unexercised portion of this Warrant on the date of such Default Notice and (2) the Black-Scholes value of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that the Mandatory Redemption Amount is paid to the Holder.

The Mandatory Redemption Amount shall be payable, in cash or cash equivalent, within five (5) business days of the Date of the applicable Default Notice.

(ii) Liquidated Damages. The parties hereto acknowledge and agree that the sums payable as Failure Payments or pursuant to a Mandatory Redemption shall give rise to liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by the Holder is incapable or is difficult to precisely estimate, (ii) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Investor, and (iii) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm’s length.

The Default Amount, together with all other amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to Exercise all other rights and remedies available at law or in equity.

(c) Posting Of Bond. In the event that any Event of Default occurs hereunder or any Event of Default occurs under any of the Transaction Documents (as defined in the Securities Purchase Agreement), the Company may not raise as a legal defense (in any Lawsuit, as defined below, or otherwise) or justification to such Event of Default any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, unless the Company has posted a surety bond (a “Surety Bond”) for the benefit of such Holder in the amount of 130% of the aggregate Surety Bond Value (as defined below) of all of the Holder’s Preferred Stock and Warrants (the “Bond Amount”), which Surety Bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment.

For purposes hereof, a “Lawsuit” shall mean any lawsuit, arbitration or other dispute resolution filed by either party herein pertaining to any of the Transaction Documents (as defined in the Securities Purchase Agreement).

“Surety Bond Value,” for the Warrants shall mean 130% of the of the Black-Scholes value of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that such bond goes into effect) and “Surety Bond Value” for the Preferred Stock shall have the meaning ascribed to it in the Certificate of Designation.

(d) Injunction And Posting Of Bond. In the event that the Event of Default referred to in subsection (c) above pertains to the Company’s failure to deliver unlegended shares of Common Stock to the Holder pursuant to a Warrant Exercise, legend removal request, or otherwise, the Company may not refuse such unlegended share delivery based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, unless an injunction from a court, on prior notice to Holder, restraining and or enjoining Exercise of all or part of said Warrant shall have been sought and obtained by the Company and the Company has posted a Surety Bond for the benefit of such Holder in the amount of the Bond Amount (as described above), which Surety Bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment.

(e) Remedies, Other Obligations, Breaches And Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 12. Holder’s Redemptions.

(a) Mechanics of Holder’s Redemptions. In the event that the Holder has sent a Default Notice or a Major Transaction Redemption Notice to the Company pursuant to Section 5(c) or a Default Notice pursuant to Section 11(b)(i), respectively (each, a “Redemption Notice”), the Holder shall promptly submit this Warrant to the Company. If the Holder has submitted a Major Transaction Redemption Notice in accordance with Section 5(c)(iii), the Company shall deliver the applicable Major Transaction Redemption Price to the Holder concurrently with the consummation of such Major Transaction if such notice is received prior to the consummation of such Major Transaction and within five (5) Business Days after the Company’s receipt of such notice otherwise. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Warrant that was submitted for redemption and for which the applicable Major Transaction Redemption Price (together with any late charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Redemption Principal Amount, (y) the Company shall immediately return this Warrant, or issue a new Warrant to the Holder representing the portion of this Warrant that was submitted for redemption and (z) the Exercise Price of this Warrant or such new Warrant shall be adjusted to the lesser of (A) the Exercise Price as in effect on the date on which the applicable Redemption Notice is voided and (B) the lowest Closing Price during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Failure Payments which have accrued prior to the date of such notice with respect to the Warrant subject to such notice.

(ii) Warrants Detachable. The Warrants constitute a separate, detachable security from the Preferred Stock. In the event of any redemption of the Preferred Stock, in whole or in part, by the Company, the Holder shall retain any of its Warrants that have not been exercised or redeemed in accordance with their terms and in the event of any redemption of the Warrants, in whole or in part, by the Company, the Holder shall retain any of its Warrants that have not been exercised or redeemed in accordance with their terms.

13. Benefits of this Warrant.

Nothing in this Warrant shall be construed to confer upon any person other than the Company and Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and Holder.

14. Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

15. Loss of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

16. Notice or Demands.

Notices or demands pursuant to this Warrant to be given or made by Holder to or on the Company shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed, until another address is designated in writing by the Company, to the address set forth in Section 2(a) above. Notices or demands pursuant to this Warrant to be given or made by the Company to or on Holder shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed, to the address of Holder set forth in the Company’s records, until another address is designated in writing by Holder.

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the 2nd day of April, 2007.

AVICENA GROUP, INC.

By:	/s/ Michael J. Sullivan
Print Name:	Michael J. Sullivan
Title:	VP of Finance and Acting CFO

EXHIBIT A

EXERCISE FORM FOR WARRANT

TO: AVICENA GROUP, INC.

The undersigned hereby irrevocably Exercises the right to purchase                      of the shares of Common Stock (the “Common Stock”) of AVICENA GROUP, INC., a Delaware corporation (the “Company”), evidenced by the attached warrant (the “Warrant”), and herewith makes payment of the Exercise price with respect to such shares in full, all in accordance with the conditions and provisions of said Warrant.

1. The undersigned agrees not to offer, sell, transfer or otherwise dispose of any of the Common Stock obtained on Exercise of the Warrant, except in accordance with the provisions of Section 8(a) of the Warrant.

2. The undersigned requests that stock certificates for such shares be issued free of any restrictive legend, if appropriate, and a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below:

Dated:

Signature

Print Name

Address

NOTICE

The signature to the foregoing Exercise Form must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B

ASSIGNMENT

(To be executed by the registered holder

desiring to transfer the Warrant)

FOR VALUE RECEIVED, the undersigned holder of the attached warrant (the “Warrant”) hereby sells, assigns and transfers unto the person or persons below named the right to purchase                      shares of the Common Stock of AVICENA GROUP, INC., a Delaware corporation, evidenced by the attached Warrant and does hereby irrevocably constitute and appoint                      attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.

Dated:
Signature

Fill in for new registration of Warrant:

Name

Address

Please print name and address of assignee (including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

SCHEDULE 5(H)

MILESTONE GOALS

Milestone Date	Milestone Goals
June 30, 2008

1)      Start enrollment and initiate dosing for a Phase III Huntington’s Disease clinical trial and experience no negative results.

2)      Enroll 1000 patients and initiate dosing for a Phase III Parkinson’s Disease clinical trial and experience no negative results.

3)      Complete dose escalation study of ALS with positive results.

4)      Achieve positive Phase I results for Creatine Transporter Defect.

5)      Achieve positive results in a chronic toxicology study for PD-02 and HD-02.

6)      Start up production of Nurigene as well as develop and initiate marketing campaign.

7)      Sign a nationally recognized (as verified by a third party expert acceptable to the Lead Investor) skin care ingredient manufacturer for the United States market.

8)      Achieve minimum revenues for the trailing 4 quarters of $2,000,000

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